NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT RAISES TOTAL SHARE REPURCHASE AUTHORIZATION TO $700 MILLION AND ANNOUNCES AN ADDITIONAL $100 MILLION EXPANSION OF 2026 SHARE REPURCHASE PROGRAM

Declares Quarterly Dividend of $0.26 Per Share For Common Stock

DAVIDSON, N.C. – September 10, 2026 – Curtiss-Wright Corporation (NYSE: CW) today announced that the Board of Directors has authorized an additional $510 million for future share repurchases, increasing the total available authorization to $700 million. Under this new authorization, the Company will repurchase $100 million in additional shares immediately via a 10b5-1 program. The Company also declared a quarterly dividend of twenty-six cents ($0.26) per share, payable October 9, 2026, to stockholders of record as of September 25, 2026.

“This up-sized authorization reflects our Board’s confidence in Curtiss-Wright’s Pivot to Growth strategy, healthy balance sheet and strong financial outlook,” said Lynn M. Bamford, Chair and Chief Executive Officer of Curtiss-Wright Corporation, “Momentum continues to build at Curtiss-Wright allowing us to not only deliver record financial performance, but also near record share repurchases in 2026. Additionally, through our disciplined capital allocation strategy, we will continue to accelerate the pace of investments in research and development and capital expenditures as a strategic accelerator to organic growth.”

In August, the Company executed two separate $100 million expansions of its previous 2026 share repurchase program as well as an additional $100 million in conditional share repurchases. The Company continues to execute on its existing $60 million share repurchase program, initiated in January 2026 to offset potential dilution from compensation plans, which is expected to be completed this year.

Upon completion of these programs, the Company expects annual share repurchases of $460 million in 2026, in-line with last year’s record $466 million buyback program. Since 2021, the Company has returned in excess of $1.5 billion via share repurchases to its shareholders. Entering 2027, the Company will have remaining open repurchase authorization of $600 million.

Curtiss-Wright Corporation ● Page 2

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,200 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.